EXHIBIT 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 962.912.5999 (Fax) 1.800.GKCARES www.gkservices.com
Press Release
FOR IMMEDIATE RELEASE:            May 30, 2007
For Further Information:
At the Company:
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer
Glenn L. Stolt, Vice President and Treasurer
Shayn R. Carlson, Director of Investor Relations
952.912.5500

G&K SERVICES ANNOUNCES $100 MILLION SHARE REPURCHASE PROGRAM
MINNEAPOLIS, MN, May 30, 2007 — G&K Services, Inc. (Nasdaq:GKSR), a market leader in branded identity apparel programs and facility services, today announced that its Board of Directors has authorized the repurchase of up to $100 million of the Company’s outstanding common stock.
“The share repurchase program further demonstrates our confidence in our strategic plan, the strength of our business model and our commitment to delivering increasing shareholder value,” said Richard Marcantonio, G&K’s chairman and chief executive officer. “Our strong balance sheet and solid cash flow generation provides the flexibility to continue to invest in our business, to pursue strategic growth opportunities including acquisitions, and to repurchase our shares.”
The Company plans to repurchase shares from time to time in open market, privately negotiated or other transactions in accordance with applicable federal securities laws. The timing and the amount of the repurchases will be determined by the Company’s management based on its evaluation of market conditions, share price and other factors.
“The share repurchase program will enhance earnings per share growth and strengthen our capital structure by taking advantage of low cost debt markets and lowering G&K’s overall cost of capital,” said Jeffrey Wright, G&K’s senior vice president and chief financial officer. “G&K’s strong cash flow and available debt capacity will continue to provide the financial flexibility to fund the needs of our business while maintaining a strong credit profile.”

The Company intends to use the authorization to repurchase shares as a means to return cash to shareholders, as well as offsetting earnings per share dilution from the issuance of Company stock under employee benefit plans. The Company plans to fund the share repurchase program with its current revolving credit facility.
Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006.
About G&K Services, Inc.
Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.
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